UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 6, 2007

BIOPHAN TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-26057	82-0507874
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

15 Schoen Place, Pittsford, New York 14534
(Address of principal executive offices) (Zip Code)

Copies to:
Gregory Sichenzia, Esq.
Yoel Goldfeder, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 6, 2007, Biophan Technologies, Inc. (the “Company”) entered into an Intellectual Property Assignment Agreement with Medtronic, Inc., a Minnesota corporation (“Medtronic”), pursuant to which the Company agreed to transfer and sell to Medtronic all of its interest in and to certain intellectual property owned by the Company for an aggregate purchase price of $11,000,000, which amount will be reduced to $10,500,000 if the closing does not occur within 60 days of the execution of the agreement. The intellectual property which the Company is selling consists of the Company’s patents related to MRI safety of implantable medical devices, including pacemakers.

The closing of the sale is subject to the Company obtaining consent from its senior creditors and a release of the security interest in the intellectual property being sold, along with other closing conditions. The agreement may be terminated either by Medtronic, in the event the closing has not occurred within 90 days of its execution, if the agreement was not breached by Medtronic; by Medtronic if the Company has breached the agreement and failed to cure such breach; or, by the Company in the event the closing has not occurred within 90 days of its execution, if the agreement was not breached by the Company.

Item 7.01 Regulation FD Disclosure.

On August 9, 2007, the Company announced the sale of certain patents. A copy of the press release that discusses this matter is attached hereto as Exhibit 99.1 and is incorporated by reference in this Item 7.01. In accordance with Regulation FD, this current report is being filed to publicly disclose all information that was provided in the press release. This report under Item 7.01 is not deemed an admission as to the materiality of any information in this report that is required to be disclosed solely by Regulation FD.

Item 9.01 Exhibits.

Exhibit Number                  Description

10.1    Intellectual Property Assignment Agreement, dated August 6, 2007, by and between Biophan
           Technologies, Inc. and with Medtronic, Inc.
99.1    Press Release of Biophan Technologies, Inc., dated August 9, 2007.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOPHAN TECHNOLOGIES, INC.
Dated: August 9, 2007	By: /s/ John Lanzafame Name: John Lanzafame Title: Chief Operating Officer